Exhibit 99.1

Eton Pharmaceuticals Announces Extension of PDUFA Goal Date for ET-400

DEER PARK, Ill., February 6, 2025 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or the “Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced that the U.S. Food and Drug Administration (FDA) has extended the Prescription Drug User Fee Act (PDUFA) goal date for the New Drug Application (NDA) for ET-400. The new PDUFA goal date is May 28, 2025.

The Company was notified that the FDA requires additional time to conduct a full review of supplemental information that was provided in December in response to an FDA request. The FDA communicated that it has applied a standard three-month extension from the original goal date of February 28, 2025. Eton believes it has fully addressed all questions from the FDA and there are no outstanding requests.

“We are confident in the strength of our NDA package and look forward to ensuring access to patients in need of this important pediatric rare disease therapy immediately after FDA approval this year. We do not expect this standard extension to significantly affect our internal 2025 revenue projections,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has seven commercial rare disease products: INCRELEX®, ALKINDI SPRINKLE®, GALZIN®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has four additional product candidates in late-stage development: ET-400, ET-600, Amglidia®, and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: Eton Pharmaceuticals, Inc.